Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Prudential World Fund, Inc.:

We consent to the incorporation by reference, in this registration statement (No. 002-89725) on Form N-1A, of our reports dated December 22, 2006 on the statements of assets and liabilities of the Jennison Global Growth Fund, Strategic Partners International Value Fund, and Dryden International Equity Fund (each a series of the Prudential World Fund, Inc., hereafter referred to as the “Funds”), including the portfolios of investments, as of October 31, 2006, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the three-year period then ended. The financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights” in the Prospectus and “Other Service Providers” and "Financial Statements" in the Statement of Additional Information.

KPMG LLP

New York, New York

December 22, 2006